SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.       )

Filed	by the Registrant ☒
Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Wilsons The Leather Experts Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

WILSONS THE LEATHER EXPERTS INC.

7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

April 24, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), to be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, on Thursday, May 23, 2002.

The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Joel N. Waller Chairman of the Board and Chief Executive Officer

WILSONS THE LEATHER EXPERTS INC.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on Thursday, May 23, 2002, commencing at 10:00 a.m., Central Daylight Time, for the following purposes:

1.
To approve the amendments to the Company’s Amended and Restated Articles of Incorporation and to the Restated By–Laws to classify the Board of Directors of the Company and modify the removal requirements for directors.

2.
To elect (a) two directors for a one-year term, three directors for a two-year term and three directors for a three-year term or, (b) if proposal number one is not adopted, eight directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

3.	To act upon any other business that may properly be brought before the meeting.

The Board of Directors of the Company has fixed March 25, 2002 as the record date for the meeting and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting and at any adjournments thereof.

Your proxy is important to ensure a quorum at the meeting. Please complete, sign, date and return your proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. Your cooperation in promptly signing and returning your proxy will help the Company avoid further solicitation expense. You may revoke the proxy at any time prior to it being exercised, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Philip S. Garon Secretary

Brooklyn Park, Minnesota
April 24, 2002

WILSONS THE LEATHER EXPERTS INC.
7401 BOONE AVENUE NORTH
BROOKLYN PARK, MINNESOTA 55428

PROXY STATEMENT

General Information Regarding the Solicitation

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Wilsons The Leather Experts Inc., a Minnesota corporation (“Wilsons Leather” or the “Company”), for use in connection with the Annual Meeting of Shareholders to be held on Thursday, May 23, 2002, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, and at any adjournments thereof.

Only shareholders of record at the close of business on March 25, 2002 will be entitled to vote at the meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. A shareholder executing a proxy may revoke it at any time before it is exercised by notice in writing to an officer of the Company or by properly signing and duly returning a proxy bearing a later date. The mailing of this Proxy Statement and form of proxy to shareholders will commence on or about April 24, 2002.

As of the date of this Proxy Statement, the Board of Directors of the Company and management know of no other matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the meeting. If any other matters are properly presented at the meeting and call for a vote of shareholders, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, subject to applicable federal securities rules.

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telecopier, telegram or personal contact. The Company has also requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

The address of the principal executive office of the Company is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and the Company’s telephone number is 763-391-4000.

Required Vote to Elect the Directors and Approve the Amendments

The common stock of the Company is the only authorized and issued voting security of the Company. At the close of business on March 25, 2002, there were 19,205,520 shares of common stock of the Company issued and outstanding, each of which is entitled to one vote. Holders of common stock are not entitled to cumulate their votes for the election of directors.

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy and entitled to vote on each matter to be acted upon at the meeting is required for the approval of such matter. For this purpose, a shareholder voting through proxy who abstains with respect to the matter is considered to be present and entitled to vote on the matter, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

Holders of a majority of the shares of the common stock of the Company entitled to vote and present at the meeting constitute a quorum for purposes of the meeting. Abstentions are counted as being present at the meeting and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of March 1, 2002 except as otherwise noted, the beneficial ownership of the common stock by (i) each person known by the Company beneficially to hold more than 5% of the outstanding common stock, (ii) each director or nominee for director of the Company, (iii) each officer of the Company named in the Summary Compensation Table on page 17, and (iv) all executive officers and directors of the Company as a group. Except as otherwise noted, the listed beneficial owner has sole voting and investment power with respect to the listed shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Morris Goldfarb G-III Apparel Group, Ltd. 512 Seventh Avenue New York, NY 10018	1,931,070	(1)	10.0%

Joel N. Waller 7401 Boone Avenue North Brooklyn Park, MN 55428	1,527,929.3	(2)	7.9

David L. Rogers 7401 Boone Avenue North Brooklyn Park, MN 55428	1,615,162.5	(3)	8.3

Bricoleur Capital Management LLC 12230 El Camino Real, Suite 100 San Diego, CA 92130	1,966,000	(4)	10.2

Capital Growth Management Limited Partnership One International Place Boston, MA 02110	985,000	(5)	5.1

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,414,050	(6)	7.4
Wellington Trust Company, NA 75 State Street Boston, MA 02109

Lyle Berman	476,945	(7)	2.5

Thomas J. Brosig	0		*

Gary L. Crittenden	16,500	(8)	*

Marvin W. Goldstein	61,500	(9)	*

Cheryl L. Vitali	0	(10)	*

John Fowler	155,341.718	(11)	*

John Serino	110,368.518	(12)	*

Peter G. Michielutti	31,667	(13)	*

All executive officers, directors as a group (19 persons).	6,194,146.704	(14)	30.9

*	Represents less than 1%.
(1)	Includes 146,700 shares of common stock owned by Goldfarb Family Partners L.L.C. of which Mr. Goldfarb is the manager. The LLC has the right to receive dividends from, and the proceeds of the sale of, the shares of common stock held by it. Also includes options which are currently exercisable to purchase 49,500 shares of common stock. Also includes 190,000 shares of common stock held by the Morris and Arlene Goldfarb Family Foundation, a charitable foundation, of which Mr. Goldfarb is the managing partner. Mr. Goldfarb disclaims beneficial ownership of the shares held by the foundation. The foundation has the right to receive dividends from, and the proceeds of the sale of, the shares of common stock held by it.

(2)
Includes 150,000 shares of common stock owned by the Waller Family Limited Partnership of which Mr. Waller is a general partner and 1,500 shares of common stock owned by Mr. Waller’s spouse. Mr. Waller disclaims beneficial ownership of the shares owned by his spouse. Also includes options which are currently exercisable to purchase 155,500 shares of common stock and options which are exercisable within 60 days of March 1, 2002 to purchase 9,000 shares of common stock.

(3)
Includes 1,433,661 shares of common stock owned jointly by Mr. Rogers and his spouse. Also includes options which are currently exercisable to purchase 155,500 shares of common stock and options which are exercisable within 60 days of March 1, 2002 to purchase 9,000 shares of common stock.

(4)
Bricoleur Capital Management LLC has shared power to vote and to dispose of 538,600 of such shares and sole power to vote and to dispose of 1,427,400 of such shares. The information relating to the beneficial ownership of Bricoleur Capital Management LLC is derived from a Schedule 13G dated February 13, 2002 filed with the Securities and Exchange Commission.

(5)
Capital Growth Management Limited Partnership has sole power to vote all of such shares and shared power to dispose of all of such shares. The information relating to the beneficial ownership of Capital Growth Management Limited Partnership is derived from a Schedule 13G dated February 11, 2002 filed with the Securities and Exchange Commission.

(6)
Wellington Management Company, LLP has shared power to vote 935,250 of such shares and shared power to dispose of all of such shares. These shares include shares over which Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company, LLP, exercises shared voting and/or dispositive power. The information relating to the beneficial ownership of Wellington Management Company, LLP and Wellington Trust Company, NA has been derived from the Schedule 13G dated February 14, 2002 filed by Wellington Management Company, LLP with the Securities and Exchange Commission.

(7)	Includes options which are currently exercisable to purchase 49,500 shares of common stock.
(8)	Includes options which are currently exercisable to purchase 16,500 shares of common stock.
(9)	Includes options which are currently exercisable to purchase 49,500 shares of common stock.
(10)	Information is stated as of March 21, 2002, the day on which Ms. Vitali became a director of the Company.
(11)	Includes options which are currently exercisable to purchase 117,500 shares of common stock and options which are exercisable within 60 days of March 1, 2002 to purchase 3,750 shares of common stock.
(12)	Includes options which are currently exercisable to purchase 97,500 shares of common stock and options which are exercisable within 60 days of March 1, 2002 to purchase 3,750 shares of common stock.
(13)	Includes options which are currently exercisable to purchase 16,667 shares of common stock.
(14)	Includes options which are currently exercisable to purchase 784,209 shares of common stock and options which are exercisable within 60 days of March 1, 2002 to purchase 33,400 shares of common stock.

PROPOSAL NUMBER ONE

CLASSIFICATION OF THE BOARD OF DIRECTORS

On March 21, 2002, the Board of Directors unanimously approved, subject to shareholder approval, the proposed amendments to the Amended and Restated Articles of Incorporation and Restated By-Laws (the “Amendments”) attached to this Proxy Statement as Appendix A. The Amendments would (i) provide for a Board of Directors divided into three classes of directors serving staggered three–year terms, with a minimum of five directors and a maximum of eleven directors constituting the entire Board of Directors and (ii) require the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Company entitled to vote, voting as a single class, at a duly held meeting of shareholders to remove a director, with or without cause, or amend or repeal any provisions inconsistent with the Amendments to the Amended and Restated Articles of Incorporation fixing the number of directors or their classifications or terms of office, or the provisions containing procedures for removing directors or filling vacancies in the Board of Directors. The summary of the Amendments contained in this Proxy Statement is qualified by the full text of the Amendments attached as Appendix A.

Summary of the Amendments

Under the proposed Amendments, approximately one–third of the Board of Directors would be elected each year. Initially, however, members of all three classes would be elected at the 2002 Annual Meeting of Shareholders. As explained under “Election of Directors” below, if the proposed Amendments are adopted, the slate of directors nominated for election at the 2002 Annual Meeting would be proposed for election in three separate classes as follows: two directors, constituting the “Class I Directors,” would be elected for a one–year term expiring at the 2003 Annual Meeting; three directors, constituting the “Class II Directors,” would be elected for a two–year term expiring at the 2004 Annual Meeting; and three directors, constituting the “Class III Directors,” would be elected for a three-year term expiring at the 2005 Annual Meeting. At each annual meeting after the 2002 Annual Meeting, directors would be elected to succeed those whose terms expire, with each newly elected director to serve for a three-year term.

The proposed Amendments would permit the authorized number of directors to be increased or decreased (provided such decrease does not shorten the term of an incumbent director) to not more than eleven nor less than five by the Board of Directors or by the holders of a majority of the voting power of all outstanding shares of capital stock of the Company present at a duly held meeting of shareholders and entitled to vote on the increase or decrease, provided that any change in the number of directors by the shareholders must be approved at the meeting by the affirmative vote of at least 75% of the voting power of all outstanding shares of capital stock of the Company entitled to vote, voting as a single class, unless the change has been approved by a majority of the entire Board of Directors. Article 3, Section 2(a)(ii), of the Company’s current Amended and Restated Articles of Incorporation, which section will be deleted if the proposed Amendments are adopted as provided herein, provides for a Board of Directors consisting of not more than nine nor less than five directors; however, a vote of a majority of the voting power of all outstanding shares of capital stock of the Company present at a duly held meeting of shareholders and entitled to vote would be sufficient to change the number of directors under the current Restated By-Laws.

The proposed Amendments provide that, notwithstanding the other provisions of such Amendments, if the holders of any class of preferred stock (exclusive of the common stock) ever have the right, voting separately as a class, to elect one or more directors (which is often required by the terms of preferred stock in the event dividend payments are in arrears for a period of time), then the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the terms of the Amended and Restated Articles of Incorporation or resolutions adopted by the Board of Directors pursuant to the Amended and Restated Articles of Incorporation, and such directors shall not be classified pursuant to the Amendments, unless so provided by such terms.

Under the proposed Amendments, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office and must be apportioned among the classes to maintain approximate equality of the number of directors in each class. An additional director of any class elected to fill a vacancy resulting from an increase in the class will hold office for the term coinciding with the remaining term of that class. Any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and a director selected will hold office for the remaining term of the director’s predecessor. Removal of a director, with or without cause, including removal of a director appointed by the Board of Directors to fill a vacancy or newly created directorship, requires the affirmative vote of not less than 75% of the voting power of all outstanding shares of capital stock of the Company entitled to vote, voting as a single class. In addition, the proposed Amendments, like the existing Restated By–Laws, provide that no person (other than a person nominated by or on behalf of the Board of Directors) would be eligible for election as a director at any annual or special meeting of shareholders unless a written request that such person’s name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than 90 days prior to the first anniversary of the prior year’s Annual Meeting of Shareholders (unless the date of the Annual Meeting is more than 30 days before or after such anniversary date, in which case notice must be received by the later of 90 days before such Annual Meeting or within 10 days after the first public announcement of the date of such Annual Meeting), or in the case of a special meeting or a regular meeting other than an annual meeting, 90 days prior to the date fixed for the special meeting or regular meeting, or, if later, within 10 days after the first public announcement of the date of such special meeting or regular meeting, together with information concerning the nominee and the shareholders giving the notice and the written consent of the person to serve as a director.

Neither the Company’s current Amended and Restated Articles of Incorporation nor the Company’s current Restated By–Laws contain provisions relating to the removal of directors or the filling of vacancies on the Board of Directors. The Minnesota Business Corporation Act (the “MBCA”) therefore currently controls the procedures for the removal of directors and the filling of vacancies on the Board of Directors caused by such removal or by any other reason. The procedures established by the MBCA permit the shareholders to remove a director at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the corporation entitled to vote at an election of directors unless modified by the articles of incorporation or the by-laws of the corporation. The MBCA also allows the Board of Directors to remove a director, with or without cause, unless modified by the articles of incorporation or by-laws, but only if such director was appointed by the Board of Directors and the shareholders have not elected directors in the time period between the appointment and the removal. The MBCA provides that, unless modified by the articles of incorporation or the by-laws of the corporation, any vacancy occurring on the Board of Directors, whether as a result of death, resignation, removal or any other reason, shall be filled by the affirmative vote of a majority of directors then remaining in office, even though less than a quorum, and shall serve until a qualified successor is elected by the shareholders at their next meeting. If the Amendments are adopted, the provisions of the MBCA in the absence of such Amendments will no longer control such procedures for the removal of directors and filling of vacancies.

Notwithstanding any other provisions of the Amended and Restated Articles of Incorporation, Restated By–Laws or Minnesota statutes which would require a lesser percentage in the absence of the Amendments, the proposed Amendments require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of the Company entitled to vote, voting as a single class, to amend, repeal or adopt any provisions inconsistent with the proposed amendments to the Amended and Restated Articles of Incorporation. In the absence of a higher voting requirement in the Amended and Restated Articles of Incorporation, Minnesota law requires the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote to amend the Amended and Restated Articles of Incorporation.

The provisions of the proposed Amendments relating to the removal of directors are designed to preserve the classified Board structure in the event a third party gains control of a majority of the voting power of the Company’s outstanding capital stock. The requirement of a 75% shareholder vote to remove directors is intended to preclude a third party from removing incumbent directors and simultaneously gaining control of the Board of

Directors by filling the vacancies created by removal without the support of the holders of at least 75% of the voting power of the outstanding capital stock. Moreover, the currently existing provision of the MBCA and the provisions of the proposed Amendments that newly created directorships are to be filled by the directors then in office, along with the proposed Amendments to the Company’s Amended and Restated Articles of Incorporation requiring a 75% shareholder vote to increase the size of the Board of Directors without the approval of a majority of the Board of Directors, would prevent those seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with their own nominees without the support of the holders of at least 75% of the voting power of the outstanding capital stock.

The foregoing description of the proposed Amendments is not intended to be complete and is qualified in its entirety by reference to the complete text of the proposed Amendments attached to this Proxy Statement as Appendix A.

Reasons For and Effects of the Classified Board Amendments

The Board of Directors believes that dividing the Board into three classes to serve staggered three-year terms is advantageous to the Company and its shareholders. The likelihood of continuity and stability in the policies formulated by the Board will be enhanced by having directors who serve three-year rather than one-year terms. The Board also believes that establishing three-year terms will increase the Company’s ability to attract and retain desirable directors. The Board believes that the Amendments will permit it to represent more effectively the interests of the Company’s shareholders.

The proposed Amendments may discourage individuals or entities from purchasing shares of the Company’s common stock in order to acquire a significant minority position to obtain actual control of the Company by electing their own slate of directors, or to achieve some other goal, such as the repurchase of their shares at a premium or a restructuring of the Company by threatening to obtain such control, because the provisions of the Amendments may delay the purchaser’s ability to obtain control of the Board in a relatively short period of time. The delay may arise because under the proposed Amendments it will generally take a purchaser (or any other individual or entity) two annual meetings (as contrasted with a single meeting under the current Amended and Restated Articles of Incorporation and Restated By–Laws) to elect a majority of the Board unless directors have been removed from office during their terms, regardless of whether such purchaser acquires a majority of the common stock, and removal of a director whose term has not expired, with or without cause, would require the affirmative vote of holders of not less than 75% of the voting power of all outstanding shares of capital stock of the Company entitled to vote, voting as a single class. Since shareholders of the Company are not entitled under the Amended and Restated Articles of Incorporation to cumulate votes for the election of directors, a purchaser or any other holder of a block of stock of the Company constituting less than a majority of the outstanding shares will have no assurance of proportional representation on the Board.

For the same reasons, the adoption of the proposed Amendments may also deter certain mergers, tender offers, proxy contests or other future takeover attempts which holders of some or a majority of the common stock may deem to be in their best interests. This is particularly true given the Minnesota statute discussed below. The proposed Amendments apply to every election of directors, whether or not a change in control of the Company shall have occurred. They would delay shareholders who are not in agreement with the policies of the Board of Directors or who desire that the Company effect a merger or other business combination, including a merger with a substantial shareholder, from electing or removing a majority of the Board for two years unless they could attain the requisite 75% vote. The proposed Amendments could increase the likelihood that incumbent directors will retain their positions and make it more difficult for shareholders to change the composition of the Board, whether or not a change would be beneficial to the Company and its shareholders. The combination of increasing the terms of directors to three years and increasing the percentage voting requirement necessary to remove directors may render more difficult the removal for up to three years of any individual director that management, a majority of the Board of Directors and a majority of the shareholders believe should be removed, whether or not a change of control shall have occurred.

The provision of the proposed Amendments that maintains, in effect, the existing provisions of the Restated By–Laws that a person who is not nominated by the Board of Directors for election as a director will be eligible for election as a director only if a notice of such nomination is received by the Secretary of the Company in accordance with the Restated By–Laws is intended to give the Board of Directors sufficient time to evaluate the nomination to determine whether or not to support the nomination and, following such evaluation, to inform the shareholders, in the Board of Directors’ proxy statement for that meeting, of its position concerning the nomination. This provision precludes a person who might otherwise be elected as a director at a meeting of shareholders from being eligible for election as a director if the nomination is not submitted in accordance with the Restated By–Laws and will assure the Board of Directors of a substantial period of time to solicit shareholders in opposition to a nominee that the Board of Directors determines to oppose.

The Board has no knowledge of any present effort to change the composition of the Board of Directors, gain control of the Company or organize a proxy contest. Moreover, there has been no problem in the past or at the present time with Board continuity or stability. However, the Board believes it is prudent and in the interests of the Company’s shareholders generally to provide the advantage of greater assurance of continuity of Board composition and policies and believes that the Amendments will increase its ability to attract and retain desirable directors. The Board believes such advantages outweigh any disadvantages of the proposed Amendments, including that of discouraging potential acquirors from making an effort to obtain control of the Company.

The Board of Directors does not presently contemplate adopting, or recommending to the shareholders for their adoption, any further amendments to the Company’s Amended and Restated Articles of Incorporation, Restated By–Laws or incentive plans which would affect the ability of third parties to take over or change control of the Company. See “Articles of Incorporation, Bylaws and Plans” below for a description of existing provisions in the Company’s Amended and Restated Articles of Incorporation, Restated By–Laws and incentive plans which may be viewed as having anti-takeover effects.

Articles of Incorporation, By-Laws and Plans

In addition to the anti-takeover effects which may exist by virtue of the proposed Amendments, the Company’s Amended and Restated Articles of Incorporation, Restated By–Laws and certain of its incentive plans contain provisions that may be viewed as having anti-takeover effects.

Article III of the Company’s Restated Articles of Incorporation currently authorizes the issuance of 150,000,000 shares of common stock and 10,000,000 shares of Preferred Stock by the Board of Directors, without further action or authorization by the Company’s shareholders unless required in a specific case by applicable laws or regulations or by the rules of any stock market or exchange upon which the Company’s shares may at the time be listed. There are currently no shares of Preferred Stock outstanding. As of March 25, 2002, there were 19,205,520 shares of common stock issued and outstanding.

The Preferred Stock may be issued in one or more series and may, subject to any limitations prescribed by law, have such relative rights, voting powers, preferences and restrictions as the Board of Directors may fix. In the event of a tender offer or other attempt to gain control of the Company which the Board of Directors does not approve, it might be possible for the Board to authorize the issuance of a series of Preferred Stock which could impede the completion of such a transaction, or to issue shares of authorized but presently unissued common stock which could be used to make more difficult a change in control of the Company.

Section 1.13 of the Company’s Restated By–Laws provides that a matter brought by a shareholder of the Company at any annual or regular meeting of the Company (other than a matter presented by or at the direction of the Board of Directors) is appropriate for consideration at such meeting only if the shareholder complies with the notice requirements of that section. To comply, a shareholder’s notice must be delivered to the Secretary of the Company, or mailed and received at the Company’s principal executive offices, not less than 90 days prior to the first anniversary of the prior year’s Annual Meeting of Shareholders (unless the date of the Annual Meeting is more than 30 days before or after such anniversary date, in which case notice must be received by the later of 90 days before such Annual Meeting or within 10 days after the first public announcement of the date of such Annual Meeting). The notice must contain a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the shareholder’s name and address as they appear on the Company’s books and the number of shares owned by such shareholder, a description of any material interest the shareholder has in such business and a representation that the shareholder is a shareholder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal.

The Company’s 2000 Long Term Incentive Plan (the “2000 Plan”) provides that the Compensation Committee may accelerate vesting requirements, performance periods, and the expiration of the applicable term or restrictions, and adjust performance targets and payments, upon such terms and conditions as are set forth in the participant’s agreement, or otherwise in the Compensation Committee’s discretion, which may include, without limitation, acceleration resulting from a Fundamental Change (as defined in the 2000 Plan), such as the dissolution or liquidation of the Company, the sale of substantially all of the Company’s assets, a merger or consolidation of the Company with or into any other corporation or a statutory exchange involving the Company’s capital stock, or, with respect to performance shares, restricted stock or other stock-based awards, upon a Change of Control (as defined in the 2000 Plan). Options and stock appreciation rights automatically vest and become exercisable in whole upon the occurrence of a Change of Control (as defined in the 2000 Plan). In addition, the Company’s 1996 Option Plan and 1998 Option Plan provide that in the event of a proposed liquidation or dissolution of the Company, merger or consolidation of the Company with or into any other entity, statutory share exchange with any other entity or sale of substantially all of the assets of the Company, the Compensation Committee may declare that the options granted under those plans are immediately exercisable or arrange for the substitution of other options for such granted options.

Minnesota Law

The Company is subject to a Minnesota statute which may deter a change in control of the Company. Under the statute as limited by the Restated By–Laws, in the event the Company has an interested shareholder, that is, a 10% or greater shareholder (including an affiliate or associate of the Company who, within the preceding four years, was a 10% or greater shareholder regardless of such person’s present shareholdings unless such shareholder, or any affiliate or associate of such shareholder, acquired the shares of common stock which resulted in such shareholder becoming a 10% shareholder prior to the time the Company became a publicly held corporation), the Company is precluded from entering into certain specified business combinations with, or proposed by, or on behalf of, such interested shareholder (or affiliated or associated persons) for at least four years after the shareholder acquires its 10% stock interest unless a committee of the Board consisting of its disinterested directors (excluding present officers and employees of the Company and persons who were officers or employees of the Company within the preceding five years) approves the acquisition of the 10% stock interest or the business combination before the shareholder acquires its 10% stock interest.

For purposes of the statute, business combinations include the following transactions with an interested shareholder (or affiliated or associated persons): (i) certain mergers of the Company or its subsidiaries, statutory share exchanges or dispositions of substantial assets of the Company or its subsidiaries; (ii) issuances or transfers by the Company or its subsidiaries of substantial shares of the Company or its subsidiaries; (iii) loans or other financial assistance or tax advantages provided by the Company or its subsidiaries; and (iv) recapitalizations that increase the proportionate voting power of the interested shareholder or affiliated or associated persons.

Plans for the liquidation, dissolution or reincorporation in another state of the Company proposed by, or on behalf of, or pursuant to agreements, arrangements or understandings with, an interested shareholder (or affiliated or associated persons) also constitute business combinations.

Adoption of the classified board amendments with a 75% removal requirement decreases the likelihood that a shareholder could successfully wage a single proxy contest, prior to becoming a 10% or greater shareholder, that results in the change of a majority of the Board of Directors and the establishment by a new Board of a committee of disinterested directors to approve a merger or other business combination with the shareholder and avoid the four-year statutory moratorium on business combinations.

Voting Requirements

The affirmative vote of the holders of a majority of the shares of common stock of the Company present and entitled to vote will be required for adoption of the proposed Amendments. A shareholder voting through proxy who abstains with respect to approval of the Amendments is considered to be present and entitled to vote on the approval of the Amendments at the Annual Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the approval of the Amendments, is not considered present and entitled to vote.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO APPROVE THE CLASSIFIED BOARD OF DIRECTORS AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND RESTATED BY-LAWS.

PROPOSAL NUMBER TWO

ELECTION OF DIRECTORS

At the meeting, the shareholders will be asked to elect eight directors. The Board has nominated the eight current members of the Board named below. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board.

If the proposed Amendments described above under “Classification of the Board of Directors” are adopted, each director nominee will be elected to serve a term, as indicated below, of one year expiring in 2003, two years expiring in 2004 or three years expiring in 2005, in each case until such nominee’s successor is elected and qualified. If proposal number one is not approved, each nominee shall be elected for a term of one year or until such nominee’s successor is elected and qualified. Each nominee is currently serving as a director of the Company and has indicated a willingness to serve. In case any nominee is not a candidate at the meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the remainder of the nominees and to vote for a substitute nominee in their discretion in such class as they shall determine. Information regarding the nominees as of March 28, 2002, is set forth below.

N ame		Age	Director Since
Class I:	Lyle Berman	60	May 1996
	Thomas J. Brosig(1)	52	May 1996
Class II:	Morris Goldfarb	51	May 1996
	Marvin W. Goldstein(1)(2)	58	December 1998
	David L. Rogers	59	May 1996
Class III:	Gary L. Crittenden(1)(2)	48	December 1998
	Cheryl L. Vitali(2)	41	March 2002
	Joel N. Waller	62	May 1996

(1)	Current member of Audit Committee
(2)	Current member of Compensation Committee

Lyle Berman has served as Chairman of the Board and Chief Executive Officer of Lakes Gaming, Inc., a gaming company (“Lakes Gaming”), since January 1999. Mr. Berman served as Chairman of the Board of Grand Casinos, Inc., a gaming company (“Grand Casinos”), from October 1990 to December 1998 and as Chief Executive Officer of Grand Casinos from October 1990 to March 1998. Mr. Berman served as Chief Executive Officer and Chairman of the Board of Rainforest Café, Inc., a restaurant/retail company, from February 1993 to November 2000. Mr. Berman was also an executive officer and a director of Stratosphere Corporation, an amusement and recreation company, from February 1993 to July 1997. From January 1989 through September 1991, Mr. Berman served as a consultant to one of the predecessor companies to the Company (the predecessor companies together with the Company, “Wilsons Leather”). Mr. Berman served as the President and Chief Executive Officer of Bermans The Leather Experts Inc., a specialty leather retailer (“Bermans”), from 1978 until it was acquired by Wilsons Leather in 1988. Mr. Berman is also a director of G-III Apparel Group, Ltd. (“G-III”) and New Horizon Kids Quest, Inc.

Thomas J. Brosig has served as Senior Vice President of Administration of Park Place Entertainment Corporation, a gaming company (“Park Place Entertainment”), since March 2001, prior to which he served as President of the Mid-South Region of Park Place Entertainment since January 1999. Mr. Brosig served as President of Lakes Gaming, a gaming company, from January 1999 through October 1999. Mr. Brosig served as Chief Executive Officer of Grand Casinos, a gaming company, from March 1998 to December 1998, and as President and a director of Grand Casinos from September 1996 to December 1998. Mr. Brosig also served as Executive Vice President—Investor Relations and Special Projects of Grand Casinos from August 1994 to September 1996, as Secretary of Grand Casinos from its inception until May 1995, as its President from May 1993 to August 1994, as its Chief Operating Officer from October 1991 until May 1993 and as its Chief Financial Officer from its inception until January 1992. Mr. Brosig is also a director of G-III and Famous Dave’s of America, Inc.

Morris Goldfarb serves as Chairman of the Board and Chief Executive Officer of G-III, a leather and nonleather apparel manufacturer and distributor. Mr. Goldfarb has served as an executive officer and director of G-III and its predecessors since its formation in 1974. Mr. Goldfarb is also a director of Lakes Gaming and the Benjamin N. Cardozo School of Law, and is President and Director of The Leather Apparel Association.

Marvin W. Goldstein has been a private investor since 1997. Mr. Goldstein served as Executive Vice President and Chief Operating Officer of Regis Corporation, a national chain of hair salons, from April 1998 to August 1998. He was Chairman of the Board, Chief Executive Officer and President of Pet Food Warehouse, Inc., a specialty retailer of pet supplies, from August 1995 to April 1997. Mr. Goldstein also served as President and Chief Operating Officer, Chairman of the Board and Chief Executive Officer, President, All Merchandise/Marketing and Executive Vice President, General Merchandise Manager of the Department Store Division of Target Corporation, a general merchandise retailer, from 1988 to September 1994. He also served as Senior Vice President, General Merchandise Manager and Senior Vice President, Stores for R.H. Macy, California, a general merchandise retailer, from 1981 through 1987; as Vice President, General Merchandise Manager of Carter Hawley Hale, Inc., a general merchandise retailer, from 1976 to 1981; and as Divisional Merchandise Manager, Buyer and Associate Buyer of the Department Store Division of Target Corporation from 1966 to 1976. Mr. Goldstein is also a director of Paper Warehouse, Inc., Appliance Recycling Centers of America, Inc., Greenspring Company, Value City Department Stores, Inc. and Cone Mills Corporation.

David L. Rogers has served as President and Chief Operating Officer of Wilsons Leather since April 1992. In 1988, Mr. Rogers joined Wilsons Leather as Executive Vice President and Chief Operating Officer when Bermans was acquired by Wilsons Leather, and he served in such capacity until April 1992. Mr. Rogers served as Chief Operating Officer of Bermans from 1984 to 1988 and Chief Financial Officer of Bermans from 1980 to 1984.

Gary L. Crittenden has served as Executive Vice President and Chief Financial Officer of American Express Company, a diversified travel, financial and network services company, since June 2000. Mr. Crittenden served as Senior Vice President and Chief Financial Officer of Monsanto Company, a chemical manufacturer and seller of diversified lines of agricultural, nutrition, pharmaceutical and consumer products, from 1998 to 2000. Mr. Crittenden served as Executive Vice President and Chief Financial Officer of Sears, Roebuck and Co., a

multi-line retailer, from 1997 to 1998. Mr. Crittenden also served as the President of the hardware stores division of Sears, Roebuck and Co. in 1997 and as its Executive Vice President, Strategy and Business Development from 1996 to 1997. Mr. Crittenden served as the Senior Vice President and Chief Financial Officer of CVS New York, Inc. (formerly Melville Corporation, “CVS”), a specialty retailer, from 1994 to 1996. He also served as Senior Vice President of Operations and as Executive Vice President and Chief Financial Officer of Filene’s Basement Corp., an off-price specialty retailer, from 1991 to 1994. Mr. Crittenden is also a director of Ryerson Tull, Inc. and the TJX Companies.

Cheryl L. Vitali served in various executive positions with Revlon Consumer Products Company, a leading cosmetics and beauty care company, most recently as Executive Vice President, General Manager, Revlon Global Brands, from February 2000 through February 2002 and as Executive Vice President, Marketing, Portfolio Group from 1998 to 2000. Ms. Vitali served as Vice President, Marketing, Playtex Intimate Apparel, a division of the Sara Lee Corporation, from 1995 through 1998. Ms. Vitali also served as Marketing Director and in various other marketing roles for Cover Girl Cosmetics, The Noxell Corporation, a division of the Proctor and Gamble Company, from 1987 to 1995.

Joel N. Waller has served as Chairman and Chief Executive Officer of the Company since its inception in May 1996 and was Chairman and Chief Executive Officer of Wilsons Leather since April 1992. In 1983, CVS hired Mr. Waller as President of Wilsons Leather, and he served in such capacity until April 1992. Prior to joining Wilsons Leather, Mr. Waller served in several capacities at Bermans, a specialty leather retailer, including Senior Vice President, General Merchandise Manager from 1980 to 1983, Division Merchandise Manager from 1978 to 1980 and Buyer from 1976 to 1978.

Joel N. Waller, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the father of Steven R. Waller, one of the Vice Presidents of the Company.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors has created a standing Audit Committee and Compensation Committee. The members of each of these committees are appointed by the full Board.

The Audit Committee consists of Messrs. Crittenden (Chair), Brosig and Goldstein. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of The Nasdaq Stock Market. The Audit Committee reviews accounting and auditing principles and procedures of the Company with a view toward providing for adequate internal controls and reliable financial records. To this end, it oversees the Company’s financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, reviewing with the independent auditors the plans and results of the auditing engagement, recommending and taking action to oversee the independence of the Company’s auditors and recommending to the full Board the engagement of independent auditors. The Audit Committee met six times during the last fiscal year. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Company’s Board on May 18, 2000.

The Compensation Committee consists of Messrs. Goldstein (Chair) and Crittenden and, as of March 21, 2002, Ms. Vitali. All members of the Compensation Committee are non-employee directors. The Compensation Committee reviews and determines the Company’s executive compensation objectives and policies and administers the Company’s stock based incentive plans and other employee benefit plans. The Compensation Committee met four times during the last fiscal year and took written action in lieu of meeting on two occasions.

In June 2001, the Board created a Nominating Committee, consisting of Messrs. Crittenden and Goldfarb, to conduct the search for up to two additional directors for the Board of Directors. Members of the Committee conducted interviews of candidates but did not have any formal meetings. As a result of the Nominating Committee’s search, Cheryl L. Vitali became a director of the Company in March 2002. The Company does not have a standing Nominating Committee which considers nominees recommended by shareholders.

The Board of Directors met seven times during the fiscal year ended February 2, 2002. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he or she serves during the time period in which he or she was a director during such fiscal year.

Director Compensation

Each member of the Board who is not an officer or employee of the Company received an annual retainer of $15,000 and a payment of $1,000 for each meeting of the Board or meeting of a Board committee that such member attended during the last fiscal year. Commencing with the annual meeting of the Board of Directors in May 2002, the annual retainer that each member of the Board who is not an officer or employee of the Company receives will be increased to $25,000. Board members who incur reasonable and customary travel expenses to attend the Company’s board meetings are reimbursed for such travel expenses.

On March 21, 2002, the Company granted options for 6,000 shares of common stock to each of Lyle Berman, Thomas J. Brosig, Gary Crittenden, Morris Goldfarb, Marvin Goldstein and Cheryl L. Vitali at an exercise price of $11.68 per share. Such options vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if the optionee continues as a director, subject to the possible acceleration of vesting in certain circumstances.

Voting Requirements

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy and entitled to vote on the election of directors is required to elect the directors. A shareholder voting through proxy who abstains with respect to the election of directors is considered to be present and entitled to vote, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors is not considered present and entitled to vote.

Voting Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The role of the Company’s Audit Committee, which is composed of three independent non-employee directors, is one of oversight of the Company’s management and the Company’s outside auditors in regard to the Company’s financial reporting and the Company’s controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company’s management and independent auditors.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the year ended February 2, 2002 with the Company’s management; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU §380); and (iii) received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the Company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the Company’s independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Securities and Exchange Commission.

AU	DIT COMMITTEE

Ga	ry L. Crittenden, Chair
Th	omas J. Brosig
Ma	rvin W. Goldstein

Independent Auditors’ Fees

Audit Fees

The aggregate fees billed for the audit of the Company’s annual consolidated financial statements for fiscal 2001 and for the review of the Company’s interim consolidated financial statements for each quarter in fiscal 2001 were $182,500 and $19,500, respectively.

Financial Information Systems Design and Implementation Fees

Arthur Andersen LLP did not bill any amounts to the Company for financial information systems design and implementation during fiscal 2001.

All Other Fees

The Company paid Arthur Andersen LLP $458,300 for all other services for fiscal 2001. These fees related primarily to preparation and review of the Company’s tax returns, consulting relating to tax planning, tax and audit due diligence related to an acquisition by the Company and audit-related fees relating to financings and audits of the Company’s airport stores.

Auditor Independence

The Audit Committee has considered whether, and has determined that, the provision of services described under “All Other Fees” was compatible with maintaining the independence of Arthur Andersen LLP as the Company’s principal accountants.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of non-employee directors, reviews and approves the general compensation philosophies and policies of the Company and determines the specific compensation for each of the Company’s executive officers. In addition, the Compensation Committee is responsible for administering the Company’s stock based incentive plans and approving grants made in connection therewith.

Executive Compensation Philosophy

The Company’s compensation program for executive officers is designed to promote the financial performance, business strategies and other values and objectives of the Company. This program seeks to enhance shareholder value by linking the financial interests of the Company’s executives with those of its shareholders. The Company has developed and implemented an executive compensation program based on a pay-for-performance philosophy to achieve the following objectives:

•	To attract and retain high-caliber executive officers who are capable of leading the Company in the achievement of its business objectives;

•	To provide compensation awards which are competitive;

•	To motivate and reward executives based on achievements of the Company and individual performance objectives; and

•
To provide a maximum return on the Company’s investment in resources to shareholders by linking a significant portion of total compensation to the financial results of the Company and the market value of the Company’s common stock.

The Compensation Process

Compensation Review

The Board of Directors approves Company financial goals and performance measures prior to the beginning of the fiscal year. The Compensation Committee reviews and approves the base salaries for each executive officer, including the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”). After year-end, the CEO and COO, along with the Vice President of Human Resources, present to the Compensation Committee the assessment of results.

The Compensation Committee received a thorough review and presentation of total compensation for executive officers in fiscal 2001. Total compensation under the Company’s compensation program for executive officers for 2001 was generally established to be between the 50th and 75th percentile of companies included in certain retail compensation surveys, depending upon the particular officer’s position, responsibilities and the degree of difficulty and challenge associated with the performance objectives.

The Company’s 2001 executive compensation program consists of three key elements: (1) base salary; (2) short-term incentive, e.g., annual bonus; and (3) long-term incentive, e.g., stock options and restricted stock. In addition, the executive officers receive health and dental benefits and participate in the Company’s 401(k) Profit Sharing Plan on the same bases as other full-time employees of the Company. The policies and the bases for determining executive compensation and specifically that of the CEO and COO are described below.

Base Salary

Base salaries for executive officers, with the exception of the CEO and COO, are determined by reviewing and comparing salaries, and the corresponding job descriptions, offered for similar positions by utilizing certain retail compensation surveys and by reviewing salaries of persons with comparable qualifications, experience and responsibilities at other companies of comparable size in the retail industry. After reviewing these salaries and job descriptions, the Company establishes a range of salaries paid for various executive positions. Base salaries are set within these competitive salary bands based on individual contributions and sustained performance. As an executive officer’s level of responsibility increases, a greater portion of the total compensation package is based on incentive compensation, described below, which may cause greater variability in the individual’s overall compensation package from year to year. In addition, the more responsibility that an executive officer assumes in the organization, the more the compensation package shifts to reliance on appreciation of the value of the Company’s stock through stock-based incentives.

Short-Term Incentive Compensation

The Company’s Executive and Key Management Incentive Plan (the “Incentive Plan”) has been developed to provide opportunities to motivate and reward key employees through annual cash incentive awards. All executive officers are eligible to participate in the Incentive Plan. The Incentive Plan rewards executives for attaining pre-determined Company goals. Awards are based on actual results measured against pre-established corporate financial objectives for consolidated earnings before federal and state income taxes of the Company and its direct and indirect subsidiaries (“EBT”). Such objectives may be adjusted to provide for unforeseen changes in circumstances which may occur during an award period. A target award amount, expressed as a percentage of base salary at the beginning of the fiscal year, is established for each participant each fiscal year and is approved by the Compensation Committee. The actual award amount depends on how much the actual EBT of the Company for the fiscal year is above or below the pre-established corporate financial objectives for EBT.

Long-Term Incentive Compensation

The 1996 Stock Option Plan and the 2000 Plan (the “Stock Incentive Plans”) were developed to enhance the total compensation package for key management and, in particular, to link compensation to the market value of the Company’s common stock. The desired goal is to retain and develop personnel capable of assuring the future success of the Company by affording them an opportunity to acquire a proprietary interest in the Company through stock options and other stock-based awards. Stock option grants and other stock-based awards are intended to align executives’ interests in managing the Company with shareholders’ interests.

The Compensation Committee generally grants stock options to new executive officers upon appointment as an executive officer. The Compensation Committee also grants stock options at its discretion to executive officers based on several factors (which are not given a particular relative weight), including increases in the level of responsibility, promotions, sustained exceptional performance over a period of time and overall stock performance. In granting new options, the Compensation Committee will also take into account the number of options already granted to an officer. All outstanding stock options granted since the Company became a publicly held corporation have been granted at an option price equal to the Fair Market Value (as defined in each of the Stock Incentive Plans) of the common stock on the date of grant and generally vest, cumulatively, on a prorated basis on each of the first, second and third anniversaries of the date of grant.

The 2000 Plan gives the Compensation Committee the authority to award shares of common stock which are subject to certain restrictions to eligible participants. In determining awards of restricted stock, the Compensation Committee considers several factors (which are not given a particular relative weight), including increases in the level of responsiblity, promotions, sustained exceptional performance over a period of time and overall stock performance. Recipients, under the terms of their restricted stock agreements, are entitled to vote the restricted stock and to exercise other shareholder rights, except that (i) the Company may retain custody of the share certificate during the restriction period, and (ii) the participant may not sell, transfer, pledge, exchange or otherwise dispose of the shares during the restriction period. The restrictions on outstanding restricted stock generally lapse cumulatively, on a prorated basis, on each of the first, second, third and fourth anniversaries of the date of grant, subject to acceleration if certain performance objectives are obtained or in the event of a Change in Control (as defined in the 2000 Plan).

Compensation of Chief Executive Officer and Chief Operating Officer

The Company has entered into employment agreements with each of Joel Waller, as CEO, and David Rogers, as COO, which were amended in calendar year 2000 (the “Employment Agreements”). Under the Employment Agreements, Mr. Waller and Mr. Rogers each receive a base salary of $550,000 per year, or such higher amount as determined by the Board or the Compensation Committee (prorated for any partial employment year). The Employment Agreements expire on March 31, 2005, subject to an automatic one-year extension on each April 1, unless prior to that April 1 either the Company or Mr. Waller or Mr. Rogers, as applicable, has given at least 90 days notice to the other party not to extend. See “Employment Contracts” below.

The Compensation Committee evaluates the performance and determines the base salary of the CEO and COO on an annual basis based on its assessment of their past performance and its expectation as to their future contributions in leading the Company and on the process described under “Base Salary” above. In setting 2001 base salaries, the Compensation Committee considered a number of factors, such as the effectiveness of the CEO and COO in establishing the Company’s strategic direction and providing leadership which enables the management team to maximize its performance compared to the competition. In addition, the Compensation Committee also considered significant accomplishments during the prior year and other performance factors, including the Company’s ability to secure financing, reduce and control expenses and efficiently use working capital to achieve goals. In addition, the market competitiveness of their base and incentives are reviewed against external survey data along with a proxy review of peer-group pay practices. Factors considered by the Compensation Committee in determining the CEO’s and COO’s base salary are not subject to any specific weighting factor or formula.

The annual cash bonus for Messrs. Waller and Rogers, if any, is awarded under the Incentive Plan and is entirely dependent on the accomplishment by the Company of certain corporate goals approved by the Board as discussed above. Pursuant to the provisions of the Incentive Plan and action of the Compensation Committee, Mr. Waller’s and Mr. Rogers’ respective bonuses for a fiscal year could range from 0% to 150% of their base salary. For fiscal year 2001, neither Mr. Waller nor Mr. Rogers received a bonus. On March 29, 2001, each of them received a stock option grant for 27,000 shares of the Company’s common stock, which vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant and a restricted stock grant for 17,000 shares of the Company’s common stock, which vest cumulatively on a prorated basis on each of the first, second, third and fourth anniversaries of the date of grant. In addition, on September 20, 2001, each of them received a stock option grant for 150,000 shares of the Company’s common stock, which vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer or any of the four other most highly compensated executive officers. One of the exceptions to this limit is for qualifying “performance-based” compensation. The 2000 Plan has been designed to meet the requirements of Section 162(m) with respect to grants of options, stock appreciation rights, performance shares and restricted stock if the restrictions lapse upon achievement of certain performance goals and not upon years of continued service with the Company. The Committee expects that the options granted under the 2000 Plan will qualify as “performance-based compensation” for Section 162(m) purposes and will be deductible by the Company under current federal income tax laws. However, certain other compensation paid to the Company’s executive officers, including the restricted stock grants made during 2001, will be subject to the deduction limitation. The Committee believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Committee will, however, continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of the Company and its shareholders. The Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

CO	MPENSATION COMMITTEE

Ma	rvin W. Goldstein, Chair
Ga	ry L. Crittenden
Ch	eryl L. Vitali

EXECUTIVE COMPENSATION

The following table sets forth the compensation for the 2001 fiscal year ended February 2, 2002, for the 2000 fiscal year ended February 3, 2001 and for the 1999 fiscal year ended January 29, 2000 of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Underlying Options (Shares)	All Other Compensation(2)

Joel N. Waller Chairman and Chief Executive Officer	2001 2000 1999	$550,000 541,346 410,461	$0 438,900 340,000	$323,000 — —	177,000 21,000 —	$7,941 15,521 20,806

David L. Rogers President and Chief Operating Officer	2001 2000 1999	550,000 541,346 410,461	0 438,900 340,000	323,000 — —	177,000 21,000 —	6,791 14,184 19,516

John Fowler Executive Vice President	2001 2000 1999	346,154 327,404 300,000	0 129,675 180,000	152,000 — —	11,250 15,000 67,500	76,486 98,800 105,007

John Serino Executive Vice President	2001 2000 1999	315,385 291,731 262,692	15,344 115,710 159,000	152,000 — —	11,250 15,000 —	4,341 11,148 17,693

Peter G. Michielutti(3) Senior Vice President and Chief Financial Officer	2001 2000 1999	247,692 — —	51,635 — —	95,000 — —	100,000 — —	380 — —

(1)
The value of the restricted stock awards was determined by multiplying the fair market value of the Company’s common stock on the date of grant by the number of shares awarded. As of February 1, 2002, the last trading day of the Company’s fiscal year, and using the fair market value of the Company’s common stock as of that date, the number and value of aggregate restricted stock award holdings were as follows: 17,000 shares ($204,510) by Mr. Waller; 17,000 shares ($204,510) by Mr. Rogers; 8,000 shares ($96,240) by Mr. Fowler; 8,000 shares ($96,240) by Mr. Serino; and 5,000 shares ($60,150) by Mr. Michielutti. These shares of restricted stock have a four-year vesting period, from the date of issuance, subject to acceleration if certain performance objectives are obtained or if a Change of Control (as defined in the 2000 Plan) occurs. In addition, in the event of a Fundamental Change (as defined in the 2000 Plan), the Compensation Committee may, but is not required to, modify any such awards of restricted stock, including any vesting terms. Dividends, if any, are paid on restricted stock awards at the same time and rate as paid to all shareholders.

(2)
Amounts reported for 2001 represent term life insurance premiums paid for Mr. Waller ($3,960), Mr. Rogers ($2,810), Mr. Fowler ($525), Mr. Serino ($718) and Mr. Michielutti ($380); and the Company’s matching contributions under the Company’s 401(k) Profit Sharing Plan in the following amounts: Mr. Waller ($3,981), Mr. Rogers ($3,981), Mr. Fowler ($4,151) and Mr. Serino ($3,623). The amounts reported for 2001 also include payments of $71,810 to Mr. Fowler for reimbursement of housing and living expenses abroad. Amounts reported for 2000 and 1999 represent term life insurance premiums paid, together with matching contributions under the Company’s 401(k) Profit Sharing Plan and profit sharing contributions, for each of Mr. Waller, Mr. Rogers, Mr. Serino and Mr. Fowler. The amounts reported for 2000 and 1999 also include payments made to Mr. Fowler for reimbursement of housing and living expenses abroad.

(3)
Peter G. Michielutti was named an executive officer of the Company in March 2001. The bonus amount represents a one–time signing bonus paid in connection with his commencement of employment with the Company.

Stock Options

The following table provides certain information concerning grants of stock options during the fiscal year ended February 2, 2002 to the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the grant date present value of the options calculated using the Black-Scholes option pricing model. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Joel N. Waller	27,000 150,000	(3) (5)	4.8 26.7%	$18.9375(4) 11.20(6)	3/29/11 9/20/11	$256,214 841,831

David L. Rogers	27,000 150,000	(3) (5)	4.8 26.7	18.9375(4) 11.20(6)	3/29/11 9/20/11	256,214 841,831

John Fowler	11,250	(3)	2.0	18.9375(4)	3/29/11	106,756

John Serino	11,250	(3)	2.0	18.9375(4)	3/29/11	106,756

Peter G. Michielutti	50,000 50,000	(7) (9)	8.9 8.9	16.125(8) 13.710(10)	2/23/11 1/25/12	404,004 343,497

(1)
All options were granted pursuant to the 2000 Plan. One-third of the listed option becomes cumulatively exercisable on each of the first three anniversaries of the date of grant. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each option becomes exercisable in full upon the occurrence of a Change in Control of the Company (as defined in the 2000 Plan). In the event of a proposed Fundamental Change (as defined in the 2000 Plan) that involves a merger, consolidation or statutory share exchange, the Compensation Committee may, but is not required to, arrange for the substitution of other options or stock for the listed options, or, in the event of any Fundamental Change, provide for the cancellation of and payment for the listed options in cash or property or a combination thereof.

(2)
The following assumptions were made for purposes of calculating the grant date present value using the Black-Scholes option pricing model: expected time of exercise of 6 years, volatility of 44.6%, risk-free interest of 4.89% and dividend yield of 0.0%. The real value of the options in this table depends upon the actual performance of the Company’s common stock during the applicable period and at the time the options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Company’s common stock.

(3)	Represents nonstatutory stock options to purchase shares of common stock granted on March 29, 2001.
(4)	Exercise price is based on the closing sale price of $18.9375 per share on March 28, 2001.
(5)	Represents nonstatutory stock options to purchase shares of common stock granted on September 20, 2001.
(6)	Exercise price is based on the closing sale price of $11.20 per share on September 20, 2001.
(7)	Represents nonstatutory stock options to purchase shares of common stock granted on February 23, 2001.
(8)	Exercise price is based on the closing sale price of $16.125 per share on February 22, 2001.
(9)	Represents nonstatutory stock options to purchase shares of common stock granted on January 25, 2002.
(10)	Exercise price is based on the closing sale price of $13.710 per share on January 24, 2002.

The following table summarizes option exercises during the fiscal year ended February 2, 2002 and provides information regarding the number of all unexercised stock options held by the Named Executive Officers as of February 2, 2002, the end of the Company’s last fiscal year:

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In–The–Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Joel N. Waller	0	$0	155,500	191,000	$920,255	$124,500

David L. Rogers	0	0	155,500	191,000	920,255	124,500

John Fowler	0	0	117,500	43,750	205,898	4,433

John Serino	20,000	266,290	97,500	21,250	573,223	0

Peter G. Michielutti	0	0	0	100,000	0	0

(1)
Calculated on the basis of the fair market value of the underlying shares of common stock at February 1, 2002, the last trading day of the Company’s fiscal year, as reported by the Nasdaq National Market of $12.03 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. On March 28, 2002, the closing sale price of a share of the common stock was $11.96.

Employment Contracts

The Company has entered into Employment Agreements with Joel N. Waller, as Chairman and Chief Executive Officer, and David L. Rogers, as President and Chief Operating Officer, reporting to the Board of Directors. The Employment Agreements are identical in all material respects, except for job responsibilities which are consistent with Messrs. Waller’s and Rogers’ titles. Under the Employment Agreements, Mr. Waller and Mr. Rogers each receives a base salary of $550,000 per year, or such higher amount as is determined by the Board or the Compensation Committee (prorated for any partial employment year). In no event may the Board of Directors reduce Messrs. Waller’s and Rogers’ base salary for any year below the greater of $550,000 or the amount of base salary paid by the Company to Messrs. Waller and Rogers for the immediately preceding year.

The employment of each of Mr. Waller and Mr. Rogers under their respective Employment Agreements will end only upon termination by the Company with or without Cause (as defined in the Employment Agreements), upon death or Disability (as defined in the Employment Agreements), upon expiration of the employment term or upon resignation. Each of the Employment Agreements with Mr. Waller and Mr. Rogers will expire on March 31, 2005, subject to an automatic one-year extension on each April 1, unless, not later than 90 days before that April 1, the Company or Mr. Waller or Mr. Rogers, as applicable, has given notice to the other party not to extend. Upon termination of employment, Mr. Waller or Mr. Rogers generally will be entitled to receive his base salary through the date of termination (or through the end of the employment period if termination by the Company occurred without Cause or resignation by the employee occurred with Good Reason (as defined in the Employment Agreements)), any amounts earned but not paid under the Incentive Plan for a completed Plan Year (as defined in the Incentive Plan) and, in certain circumstances, a prorated portion of his Incentive Plan payment for the year in which termination occurs, plus continuation of certain health, life and disability insurance benefits. The Employment Agreements also include confidentiality and non-solicitation provisions, but do not contain any restrictions on competition.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, outside directors, is responsible for establishing and administering the Company’s policies involving compensation of executive officers. No employee of the Company serves on the Committee. During fiscal 2001, the members of the Committee were Marvin W. Goldstein (Chairman) and Gary L. Crittenden. Lyle Berman is the Chairman of the Board and the Chief Executive Officer of Lakes Gaming. Joel N. Waller, Chief Executive Officer and Chairman of the Board of the Company, was a member of the Board of Directors and of the Compensation Committee of the Board of Directors of Lakes Gaming until April 2001.

COMPARATIVE STOCK PERFORMANCE

The comparative stock performance graph below compares the cumulative shareholder return on the common stock of the Company for the period from May 27, 1997 (the effective date of the Company’s initial public offering of the Company’s common stock) through February 2, 2002 with the cumulative total return on (i) the Nasdaq Retail Composite Stock Index and (ii) the S&P 500 Index. The table assumes the investment of $100 in the Company’s common stock, the Nasdaq Retail Composite Stock Index and the S&P 500 Index on May 27, 1997, and the reinvestment of all dividends through the last trading day of the years ended January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002.

	5/27/97	1/31/98	1/30/99	1/29/00	2/3/01	2/2/02
Wilsons The Leather Experts Inc.	$100.00	$97.22	$124.31	$198.61	$182.64	$133.67
Nasdaq Retail Composite Stock Index	100.00	118.76	145.10	115.98	89.23	108.40
S&P 500 Index	100.00	115.37	150.60	160.07	158.82	132.07

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company makes the following disclosure: Mr. Waller failed to make a timely filing of his statement of beneficial ownership with respect to a series of three sales in November 2001 of common stock of the Company held jointly by his mother and spouse, and such filing was made in March 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company regularly conducts business with G-III of which Morris Goldfarb, a director of the Company, is the Chief Executive Officer and Chairman of its Board of Directors. Purchases from G-III totaled $2.1 million for the fiscal year ended February 2, 2002. The Company believes that transactions with G-III are on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated third parties.

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen is currently serving as the Company’s outside auditor, but as of the date of this Proxy Statement, the Board of Directors has not approved the appointment of an outside auditor for fiscal year 2002. In light of questions raised concerning Arthur Andersen’s role as auditor of Enron Corporation, the Board of Directors has delayed making a final selection of an auditor for fiscal year 2002 so that it may complete its careful review of the Company’s options. Representatives of Arthur Andersen are not expected to be present at the Annual Meeting.

ADDITIONAL MATTERS

Annual Report

The Annual Report to Shareholders of the Company for the fiscal year ended February 2, 2002, which includes the Annual Report on Form 10-K and financial statements, is being mailed with this Proxy Statement.

Deadline for Submission of Shareholders’ Proposals

Proposals of shareholders or nominations of directors intended to be presented at the 2003 Annual Meeting of Shareholders and desired to be included in the Company’s Proxy Statement and form of proxy for such meeting must be received by the Assistant Secretary of the Company, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, no later than December 25, 2002 for inclusion in the Proxy Statement for that meeting. Notice of shareholder proposals or nominations of directors intended to be presented at the 2003 Annual Meeting of Shareholders but not intended to be included in the Company’s Proxy Statement and form of proxy for such meeting must be received by the Company by February 22, 2003. If, however, the date of the 2003 Annual Meeting of Shareholders is more than 30 days before or after the first anniversary of the date of the 2002 Annual Meeting of Shareholders (i.e., May 23, 2003), notice of such proposal must be received by the Company at least 90 days before such meeting or, if later, within 10 days after the first public announcement of the date of the 2003 Annual Meeting of Shareholders. The Company suggests that all such proposals be sent to the Company by certified mail, return receipt requested.

Other Matters

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment, subject to applicable federal securities rules.

By Order of the Board of Directors,
Philip S. Garon
Secretary

Dated: April 24, 2002

APPENDIX A

Amendment to Amended and Restated
Articles of Incorporation
of
Wilsons The Leather Experts Inc.

Section 2(a)(ii) of Article 3 of the Amended and Restated Articles of Incorporation of Wilsons The Leather Experts Inc. (the “Amended and Restated Articles”) is hereby deleted, Section 2(a)(iii) of Article 3 of the Amended and Restated Articles is hereby renumbered to be Section 2(a)(ii), and a new Article 5 of the Amended and Restated Articles is hereby added to read in its entirety as follows:

Article 5 – Board of Directors

Section 1.    Number and Classes of Directors.    The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than eleven members. The number of directors may be increased or decreased by the shareholders or by the Board of Directors from the number of directors on the Board of Directors immediately prior to the increase or decrease; provided, however, that any change by the shareholders in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy–five percent (75%) of the voting power of all shares of capital stock of the corporation entitled to vote, voting together as a single class, unless such change shall have been approved prior to, on or after the effective date of this Article 5 by a majority of the entire Board of Directors. If such change shall not have been so approved by the shareholders or by the Board of Directors, the number of directors shall remain the same. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one–third of the total number of directors constituting the entire Board of Directors.

Section 2.    Election of Directors; Vacancies.    At the annual meeting of shareholders of the corporation held in 2002, Class I directors shall be elected for a one-year term, Class II directors shall be elected for a two-year term and Class III directors shall be elected for a three-year term. At each succeeding annual meeting of shareholders of the corporation beginning with the annual meeting held in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class even if that term shall extend beyond the next annual meeting of shareholders. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which the director’s term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship) during the term of the director, with or without cause, shall require the affirmative vote of not less than seventy–five percent (75%) of the voting power of all shares of capital stock of the corporation entitled to vote, voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor even if that term shall extend beyond the next annual meeting of shareholders.

Section 3.    Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at a regular or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships may be governed by or pursuant to the applicable terms of these Articles of Incorporation or resolutions adopted by the Board of Directors of the corporation pursuant to Article 3 of these Articles of Incorporation, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

Section 4.    Eligibility.    No person shall be eligible for election as a director at any annual or special meeting of shareholders unless such person is nominated in accordance with the procedures set forth in the By-Laws of the corporation.

Section 5.    Repeal.    Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may otherwise be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy–five percent (75%) of the voting power of all shares of capital stock of the corporation entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 5.

Amendment to Restated
By-Laws
of
Wilsons The Leather Experts Inc.

Section 1.02 of the Restated By-Laws of Wilsons The Leather Experts Inc. (the “Restated By-Laws”) is hereby amended to delete the last sentence of that Section.

Section 2.01 and 2.02 of the Restated By-Laws are hereby amended in their entirety to read as follows:

Section 2.01.    Number, Qualifications and Classes of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than eleven members. Directors shall be natural persons but need not be shareholders. The number of directors may be increased or decreased by the shareholders or by the Board of Directors from the number of directors on the Board of Directors immediately prior to the increase or decrease; provided, however, that any change by the shareholders in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy–five percent (75%) of the voting power of all shares of capital stock of the corporation entitled to vote, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved by the shareholders or by the Board of Directors, the number of directors shall remain the same. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one–third of the total number of directors constituting the entire Board of Directors.

Section 2.02.    Election of Directors; Vacancies.    At the annual meeting of shareholders of the Corporation held in 2002, Class I directors shall be elected for a one-year term, Class II directors shall be elected for a two-year term and Class III directors shall be elected for a three-year term. At each succeeding annual meeting of shareholders of the Corporation beginning with the annual meeting held in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class even if that term shall extend beyond the next annual meeting of shareholders. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which the director’s term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship) during the term of the director, with or without cause, shall require the affirmative vote of not less than seventy–five percent (75%) of the voting power of all shares of capital stock of the corporation entitled to vote, voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor even if that term shall extend beyond the next annual meeting of shareholders. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at a regular or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships may be governed by or pursuant to the applicable terms of the Articles of Incorporation or resolutions adopted by the Board of Directors of the corporation pursuant to the Articles of Incorporation of the Corporation, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

ANNUAL MEETING

Thursday, May 23, 2002
10:00 a.m. Central Daylight Time

The Northland Inn
7025 Northland Drive
Brooklyn Park, Minnesota
– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
Wilsons The Leather Experts Inc.
7401 Boone Avenue North, Brooklyn Park, MN 55428
Proxy

This Proxy is solicited on behalf of the Board of Directors.

By signing this Proxy, you revoke all prior proxies and appoint Joel N. Waller and David L. Rogers, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) held of record by the undersigned on March 25, 2002, at the Annual Meeting of Shareholders of the Company to be held on May 23, 2002 or at any adjournment thereof.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

Please detach here
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– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.
Approval of the amendments to the Company’s Amended and Restated Articles of Incorporation and to the Restated By-Laws to classify the Board of Directors of the Company and modify the removal requirements for directors.

☐	For ☐ Against ☐ Abstain
2.	Election of directors:
Class I:
01 Lyle Berman
02 Thomas J. Brosig
Class II:
03 Morris Goldfarb
04 Marvin W. Goldstein
05 David L. Rogers
Class III:
06 Gary L. Crittenden
07 Cheryl L. Vitali
08 Joel N. Waller
☐	Vote FOR all nominees (except as marked to the contrary below)
☐	Vote WITHHELD for all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box    ☐    Indicate changes below:

Date:

Signature(s) in Box

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of corporation and title of authorized officer signing the Proxy.